Tidal ETF Trust N-14

Exhibit 99.12

833 EAST MICHIGAN STREET ● SUITE 1800 MILWAUKEE, WISCONSIN 53202-5615
Tel ▪ 414.273.3500 FAX ▪ 414.273.5198
www.GKLAW.COM

[●], 2024

Board of Trustees

Series Portfolios Trust

615 East Michigan Street

Milwaukee, WI 53202

Board of Trustees
Tidal ETF Trust
234 West Florida Street, Suite 203
Milwaukee, WI 53204

Ladies and Gentlemen:

We have been requested to render this opinion concerning certain U.S. federal income tax consequences in connection with the proposed acquisition of all the assets of Unusual Whales Subversive Democratic Trading ETF and all the assets of Unusual Whales Subversive Republican Trading ETF (each a “Target Fund”, and together, the “Target Funds”), each a series of Series Portfolios Trust, a statutory trust organized under the laws of Delaware (“SPT”), by the corresponding Unusual Whales Subversive Democratic Trading ETF and the corresponding Unusual Whales Subversive Republican Trading ETF (each an “Acquiring Fund”, and together, the “Acquiring Funds”), each a series of Tidal ETF Trust, a statutory trust organized under the laws of Delaware (“Tidal Trust”). The foregoing transfer of each Target Fund’s assets is in exchange solely for shares of the corresponding Acquiring Fund of the same name (the “Acquiring Fund Shares”), of equal value to the net assets of the Target Fund being acquired and the assumption by such Acquiring Fund of all the liabilities of the corresponding Target Fund. Each Target Fund will then distribute its Acquiring Fund Shares pro rata to the shareholders of record of such Target Fund (“Target Fund Shareholders”) in exchange for their shares of such Target Fund (the “Target Fund Shares”) in complete liquidation and termination of such Target Fund. The transfer of all the assets of a Target Fund in exchange for the assumption of all the liabilities of such Target Fund by the corresponding Acquiring Fund of the same name and the delivery of the Acquiring Fund Shares to such Target Fund, followed by the distribution of the Acquiring Fund Shares to the Target Fund Shareholders in complete liquidation and termination of such Target Fund, is referred to each as a “Reorganization” and collectively, the “Reorganizations.” Each Reorganization will be consummated in accordance with that certain Agreement and Plan of Reorganization dated as of [●], 2024 (the “Agreement”) entered into by and among (1) SPT, on behalf of the Target Funds, (2) Tidal Trust, on behalf of the Acquiring Funds, (3) solely for the purposes of paragraph 9.1 of the Agreement, (a) Tidal Investment LLC, a Delaware limited liability company (the investment adviser to the Acquiring Funds), and (b) Subversive Capital Advisor LLC, a Delaware limited liability company (the former investment adviser to the Target Funds and proposed sponsor to the Acquiring Funds). Except as otherwise provided, capitalized terms referred to herein have the meanings as set forth in the Agreement.

OFFICES IN MILWAUKEE, MADISON, GREEN BAY, APPLETON, AND EAU CLAIRE, WISCONSIN AND WASHINGTON, D.C.
GODFREY & KAHN, S.C. IS A MEMBER OF TERRALEX®, A WORLDWIDE NETWORK OF INDEPENDENT LAW FIRMS.

Board of Trustees
Series Portfolios Trust

Board of Trustees
Tidal ETF Trust

[●], 2024

We have acted as counsel to the Tidal Trust in connection with the Reorganizations. As such, and for the purpose of rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, including on the anticipated Closing Date, of the statements, covenants, conditions, representations, and warranties contained in the following documents, including all schedules and exhibits thereto:

1.            The Agreement;

2.            The Registration Statement on Form N-14 of Tidal Trust as filed with the Securities and Exchange Commission on August [●], 2024 (the “Registration Statement”), and the definitive Combined Proxy Statement and Prospectus and Statement of Additional Information as filed pursuant to Rule 497 under the Securities Act of 1933, as amended, with the Securities and Exchange Commission on [●], 2024;

3.            Officer Certificate of SPT, for itself, and on behalf of each Target Fund;

4.            Officer Certificate of Tidal Trust, for itself, and on behalf of each Acquiring Fund; and

5.            Such other instruments and documents related to the formation, organization, and operation of the Target Funds and the Acquiring Funds or the consummation of the Reorganizations and the transactions contemplated thereby as we have deemed necessary or appropriate.

In connection with rendering this opinion, we have assumed the following (and are relying thereon, without any independent investigation or review thereof):

1.            That original documents, including signatures, are authentic, that documents submitted to us as copies conform to the original documents or the forms thereof submitted for signature, and that there has been due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof;

2.            The accuracy of any representation or statement made “to the knowledge of” or similarly qualified language; and

Board of Trustees
Series Portfolios Trust

Board of Trustees
Tidal ETF Trust

[●], 2024

3.            That each Reorganization will be consummated pursuant to the Agreement in accordance with the terms thereof and without waiver or breach of any material provision thereof.

Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations, and qualifications set forth herein, we are of the opinion that for federal income tax purposes with respect to each Reorganization of a Target Fund into the corresponding Acquiring Fund of the same name:

1.            The Reorganization will constitute a “reorganization” within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Target Fund and the Acquiring Fund each will be a “party to a reorganization” within the meaning of Section 368(b) of the Code;

2.            In accordance with Sections 361(a) and 357(a) of the Code, no gain or loss will be recognized by the Target Fund upon the transfer of all its Assets to the Acquiring Fund solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of the liabilities of the Target Fund, and in accordance with Section 361(c) of the Code, no gain or loss will be recognized by the Target Fund upon the distribution (whether actual or constructive) of the Acquiring Fund Shares to the Target Fund Shareholders in exchange for their Target Fund Shares in complete liquidation of the Target Fund pursuant to the Reorganization;

3.            In accordance with Section 1032 of the Code, no gain or loss will be recognized by the Acquiring Fund upon its receipt of all the Assets of the Target Fund solely in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of all the liabilities of the Target Fund as part of the Reorganization;

4.            In accordance with Section 354(a)(1) of the Code, no gain or loss will be recognized by the Target Fund Shareholders upon the exchange of their Target Fund Shares for the Acquiring Fund Shares as part of the Reorganization;

5.            In accordance with Section 358 of the Code, the aggregate tax basis of the Acquiring Fund Shares received by each Target Fund Shareholder pursuant to the Reorganization will be equal to the aggregate tax basis of the Target Fund Shares held by such Target Fund Shareholder immediately prior to the Reorganization;

6.            In accordance with Section 1223 of the Code, the holding period of the Acquiring Fund Shares received by each Target Fund Shareholder will include the period during which the Target Fund Shares surrendered in exchange therefor were held by such Target Fund Shareholder, provided that the Target Fund Shares were held as a capital asset on the Closing Date;

Board of Trustees
Series Portfolios Trust

Board of Trustees
Tidal ETF Trust

[●], 2024

7.            In accordance with Section 362(b) of the Code, the tax basis of each Asset of the Target Fund acquired by the Acquiring Fund in the Reorganization will be the same as the tax basis of such Asset in the hands of the Target Fund immediately prior to the transfer thereof;

8.            In accordance with Section 1223 of the Code, the holding period of each Asset of the Target Fund received by the Acquiring Fund in the Reorganization will include the period during which that Asset was held by the Target Fund immediately prior to the Reorganization;

9.            The Reorganization will not result in the termination of the Target Fund’s taxable year; and

10.          The Acquiring Fund will succeed to and take into account the items of the Target Fund, if any, described under Code Section 381(c), subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the U.S. Treasury regulations thereunder, if applicable.

We express no opinion as to whether any gain or loss will be recognized (1) on Assets in which gain or loss recognition is required by the Code even if the transaction otherwise constitutes a nontaxable transaction, (2) on “Section 1256 contracts” as defined in Section 1256(b) of the Code, (3) on stock in a “passive foreign investment company” as defined in Section 1297(a) of the Code, (4) as a result of the closing of a taxable year (or a termination thereof) due to the occurrence of an event other than the Reorganization if otherwise applicable, (5) upon termination of a position, (6) upon the redemption, if any, of fractional shares of the Target Fund prior to the Reorganization, or (7) upon any redemption of shares of the Target Fund not in connection with the Reorganization. In addition, no opinion will be expressed as to any other U.S. federal, estate, gift, state, local, or foreign tax consequences that may result from the Reorganization.

In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations, and qualifications set forth below:

1.            Our opinion with respect to an issue represents our best judgment as to the outcome on the merits with respect to such issue, is not binding upon the Internal Revenue Service or the courts and is not a guarantee that the Internal Revenue Service will not assert a contrary position with respect to an issue, or that a court will not sustain such a position if asserted by the Internal Revenue Service. No ruling has been or will be requested from the Internal Revenue Service concerning the federal income tax consequences of the Reorganizations. Future legislative, judicial, or administrative changes, on either a prospective or retroactive basis, may adversely affect the accuracy of the opinion expressed herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

Board of Trustees
Series Portfolios Trust

Board of Trustees
Tidal ETF Trust

[●], 2024

2.            Our opinion concerning certain U.S. federal income tax consequences of the Reorganizations is limited to the specific U.S. federal income tax consequences presented above. No opinion is expressed as to any transactions other than the Reorganizations, including any transactions undertaken in connection with the Reorganizations. In addition, this opinion does not address any other U.S. federal, estate, gift, state, local, or foreign tax consequences that may result from the Reorganization.

3.            Our opinion is void and may not be relied upon if (a) any of the transactions described in the Agreement are not consummated in accordance with the terms thereof and without waiver or breach of any material provision thereof, or (b) any of the representations, warranties, covenants, conditions, statements, and assumptions upon which we relied are not materially true and accurate at all relevant times.

This opinion is being delivered solely for the purpose of satisfying the requirements set forth in paragraph 8.4 of the Agreement. Our opinion is being rendered to SPT and its Board of Trustees and Tidal Trust and its Board of Trustees, and may be relied upon only by SPT and its Board of Trustees, Tidal Trust and its Board of Trustees, and the shareholders of the Target Funds and the Acquiring Funds, it being understood that we are not thereby establishing an attorney-client relationship with any shareholder.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement to be filed with the SEC and to the use of our name in the Registration Statement. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Very truly yours,

GODFREY & KAHN, S.C.